UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2012

Retail Properties of America, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-35481	42-1579325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Butterfield Road, Oak Brook, Illinois		60523
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code) (630) 218-8000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders

Upon issuance of the Underwritten Shares (as defined below) of 7% Series A Cumulative Redeemable Preferred Stock , $0.001 par value per share, of Retail Properties of America, Inc. (the “Company” and such stock, the “Series A Preferred Stock”), referenced in Item 5.03 below, the ability of the Company to make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment on, any other shares of beneficial interest of the Company ranking junior to or on a parity with the Series A Preferred Stock, will be subject to certain restrictions in the event that the Company does not declare distributions on the Series A Preferred Stock during any distribution period.

The terms of the Series A Preferred Stock are set forth in the Articles Supplementary for the Series A Preferred Stock that are attached hereto as Exhibit 3.1.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a) Under the Company’s Charter, as amended, the Board of Directors is authorized without further shareholder action to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more classes or series. On December 11, 2012, the Company adopted Articles Supplementary designating 5,750,000 of the Company’s preferred shares of beneficial interest as “7% Series A Cumulative Redeemable Preferred Stock.” The Articles Supplementary are effective as of December 14, 2012.

The terms of the Preferred Stock are set forth in the Articles Supplementary for the Series A Preferred Stock that are attached hereto as Exhibit 3.1.

Item 8.01 Other Events

On December 11, 2012, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”), with Wells Fargo Securities, LLC and Citigroup Global Markets Inc., as representatives of the other underwriters named therein, for the sale of 5,000,000 shares (the “Underwritten Shares”) of the Series A Preferred Stock. Pursuant to the Underwriting Agreement, the Company granted the underwriters the option to purchase up to 750,000 additional shares (the “Additional Shares”) of the Series A Preferred Stock to cover over-allotments. The Series A Preferred Stock was offered to the public at a price of $25 per share, and was offered to the underwriters at a price of $24.2125 per share. The Company estimates that the net proceeds from this offering, after estimated offering expenses, will be approximately $121.1 million or approximately $139.2 million if the underwriters’ option to purchase additional shares is exercised in full. The Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

The underwriters have performed investment banking and advisory services for the Company from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business.

Affiliates of Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., KeyBanc Capital Markets Inc. and Scotia Capital (USA) Inc. are lenders under the Company’s $350.0 million Revolving Facility.

Additionally, affiliates of Wells Fargo Securities, LLC and KeyBanc Capital Markets Inc. acting as lenders, have originated approximately $115.3 million and $81.3 million, respectively, of our mortgage debt that was outstanding as of September 30, 2012.

The Company made certain customary representations, warranties and covenants concerning the Company and the registration statement in the Underwriting Agreement and also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 1.1—	Underwriting Agreement, dated as of December 11, 2012, relating to the Company’s Series A Preferred Stock.

Exhibit 3.1—	Articles Supplementary for the Series A Preferred Stock.

Exhibit 5.1—	Opinion of Goodwin Procter LLP as to the legality of the Series A Preferred Stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2012

RETAIL PROPERTIES OF AMERICA, INC.

By:	/s/ Dennis K. Holland
Dennis K. Holland
Executive Vice President, General Counsel and Secretary

[Signature Page]

Exhibit Index

The following exhibits are being filed with this Report:

Exhibit 1.1—	Underwriting Agreement, dated as of December 11, 2012, relating to the Company’s Series A Preferred Stock.

Exhibit 3.1—	Articles Supplementary for the Series A Preferred Stock.

Exhibit 5.1—	Opinion of Goodwin Procter LLP as to the legality of the Series A Preferred Stock.

[Exhibit Index]